UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6) *

                               GIVEN IMAGING LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     2797140
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Paul Weinberg, Adv.
                        Elron Electronic Industries Ltd.
                        The Triangular Tower, 42nd Floor
                        3 Azrieli Center, Tel Aviv 67023
                                     Israel
                               Tel: +972 3 6075555
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  May 14, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 249.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     RDC Rafael Development Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)           [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            2,662,110
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        2,662,110
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,662,110
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)     [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     9.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

                               Page 2 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     DEP Technology Holdings Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            2,662,110
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        2,662,110
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,662,110
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     9.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------


                               Page 3 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Elron Electronic Industries Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     WC
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,446,377 (1)
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        7,864,514
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,446,377 (1)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     43.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

(1) Includes 4,581,863 Ordinary Shares that are owned by Discount Investment Corporation Ltd. ("DIC"), which Elron Electronic Industries Ltd. ("Elron") may be deemed to share voting power of, and to beneficially own, as a result of a voting agreement between Elron and DIC described in Item 6 of Amendment No. 1 on
Schedule 13D/A previously filed with the Securities and Exchange Commission by the Reporting Persons with respect to Given Imaging Ltd.


                               Page 4 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Discount Investment Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     WC
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [X]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,446,377
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,446,377
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,446,377
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     43.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------


                               Page 5 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     IDB Development Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,449,477 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,449,477 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,449,477 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X] **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     43.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

* Includes 12,446,377 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of Clal Insurance Enterprises Holdings Ltd. ("CIEH"), a subsidiary of IDB Development Corporation Ltd. ("IDB Development"), for their own account. Does not include (i) 258,774 Ordinary Shares held for members of the public through, among others, provident funds, mutual funds, pension funds, exchange traded funds and insurance policies, which are managed by subsidiaries of CIEH, (ii) 738 Ordinary Shares which are held by unaffiliated third-party client accounts managed by subsidiaries of CIEH as portfolio managers and (iii) 17,602 Ordinary Shares held for members of the public through mutual funds which are managed by a company controlled by Epsilon Investment House Ltd., an indirect subsidiary of IDB Development (collectively, the "CIEH and Epsilon Shares"). The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.


                               Page 6 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     IDB Holding Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,449,477 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,449,477 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,449,477 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     43.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

* Includes 12,446,377 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.


                               Page 7 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Nochi Dankner
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,449,477 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,449,477 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,449,477 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     43.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Includes 12,446,377 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.



                               Page 8 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Shelly Bergman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,449,477 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,449,477 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,449,477 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     43.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Includes 12,446,377 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.

                               Page 9 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Ruth Manor
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,449,477 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,449,477 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,449,477 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     43.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Includes 12,446,377 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.


                              Page 10 of 36 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Avraham Livnat
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,449,477 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,449,477 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,446,377 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     43.4%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Includes 12,446,377 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.


                              Page 11 of 36 pages

This Amendment No. 6 on Schedule 13D/A (the "Amendment") amends the Statement on
Schedule 13D, as amended, previously filed with the Securities and Exchange Commission by RDC Rafael Development Corporation Ltd. ("RDC"), DEP Technology Holdings Ltd. ("DEP"), Elron, DIC, IDB Development Corporation Ltd. ("IDB Development"), IDB Holding Corporation Ltd. ("IDB Holding"), Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat ("the Reporting Persons") (the "Statement") with respect to the ordinary shares, par value New Israeli Shekel
0.05 per share (the "Ordinary Shares"), of Given Imaging Ltd. (the "Issuer") to the extent specified herein. Capitalized terms used in this Amendment without being defined herein have the meanings given to them in the Statement.

The Amendment is filed by the Reporting Persons in connection with changes in their ownership of the Ordinary Shares as a result of the purchase by each of Elron and DIC, in parallel transactions, from May 10 through May 21, 2007, of an aggregate of 579,701 Ordinary Shares of the Issuer in a series of transactions on the open market, for a total of 1,159,402 Ordinary Shares.

The following amends and supplements Items 2, 3, and 5 of the Statement.

Item 2. IDENTITY AND BACKGROUND

     (a), (b) and (c): The Reporting Persons.

The following information in this Item 2 amends the information previously provided in Item 2 of the Statement. See the Statement for additional information provided in Item 2 of the Statement that is not being amended.

As of May 14, 2007:

     DIC owned approximately 48.7% of the outstanding shares of Elron.

     IDB Development owned approximately 74.8% of the outstanding shares of DIC.

     IDB Holding owned approximately 72.4% of the outstanding shares of IDB Development.

     Nochi Dankner (together with a private company controlled by him) and Shelly Bergman owned approximately 55.5% and 12.5% respectively of the outstanding shares of, and control, Ganden Holdings. Other than Shelly Bergman, only one of Ganden Holdings' other shareholders, owning approximately 1.7% of Ganden Holdings' outstanding shares, had a tag along right granted to it by Nochi Dankner to participate in certain sales of Ganden Holdings' shares by Nochi Dankner, and such shareholder agreed to vote all its shares of Ganden Holdings in accordance with Nochi Dankner's instructions.

     In addition to approximately 31.02% of the outstanding shares of IDB Holding owned by Ganden, which is controlled by Nochi Dankner and Shelly Bergman through Ganden Holdings, Ganden owned directly approximately 6.7% of the outstanding shares of IDB Holding, Ganden Holdings itself owned directly approximately 7.1% of the outstanding shares of IDB Holding, and a private Israeli corporation which is wholly owned by Shelly Bergman owned approximately 7.2% of the outstanding shares of IDB Holding. These additional shares of IDB Holding are not subject to the Shareholders Agreement. Substantially all of these additional shares of IDB Holding owned by Ganden, Ganden Holdings and Shelly Bergman's wholly owned corporation as set forth above were acquired with borrowed funds and are subject to the rights of each respective shareholder's lending institution in the event of default.

     In addition to approximately 10.34% of the outstanding shares of IDB Holding owned by Manor, which is controlled by Ruth Manor, another private Israeli corporation which is controlled by her owned directly approximately 0.03% of the outstanding shares of IDB Holding. These additional shares of IDB Holding are not subject to the Shareholders Agreement.

     In addition to approximately 10.34% of the outstanding shares of IDB Holding owned by Livnat, which is controlled by Avraham Livnat, another private Israeli corporation which is controlled by him owned directly approximately 0.04% of the outstanding shares of IDB Holding. These additional shares of IDB Holding are not subject to the Shareholders Agreement.


                              Page 12 of 36 pages

     The name, citizenship, residence or business address and present principal occupation of the directors and executive officers of (i) RDC, (ii) DEP, (iii) Elron, (iv) DIC, (v) IDB Development and (vi) IDB Holding are set forth in Schedules A, B, C, D, E and F attached hereto, respectively, and incorporated herein by reference. These Schedules replace Schedules A, B, C, D, E and F previously attached to the Statement.

     (d) None of the Reporting Persons or, to the knowledge of the Reporting Persons, any director or executive officer named in Schedules A, B, C, D, E and F to this Amendment, has, during the last five years, been convicted in any criminal proceeding, excluding traffic violations and similar misdemeanors, except as provided below.

On November 1, 2004 the Tel Aviv District Court adjudicated to accept the appeal of DIC, several past executive officers of DIC and one of its other current officers, to reverse the judgment of the Tel Aviv Magistrate's Court whereby they were convicted in February 2002 of certain criminal offenses under the Israeli Securities Act, 1968, as previously reported in the Statement, and to acquit them of all charges of allegedly committing such criminal offenses. In December 2004, the prosecution filed in the Supreme Court of Israel a request for leave to appeal against the aforesaid decision of the Tel Aviv District Court. The Supreme Court has not yet ruled on the matter. As previously stated in the Statement, the activities underlying these legal proceedings ended in May 1995 and did not relate to or involve the Issuer or its business in any way.

Item 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

From May 10, 2007 through May 21, 2007 each of Elron and DIC purchased, in parallel transactions, an aggregate of 579,701 Ordinary Shares in a series of transactions in open market transactions on the NASDAQ National Market System for a total purchase price, before broker commissions, of $14,958,354 . The details of the transactions are set forth below in the response to Item 5. Each of Elron and DIC used its own funds to acquire such Ordinary Shares.

Item 5. INTEREST IN SECURITIES OF THE ISSUER

As of May 21, 2007:

RDC owned directly 2,662,110 Ordinary Shares, or approximately 9.3% of the outstanding Ordinary Shares of which 337,441 Ordinary Shares are pledged in favor of Elron to secure the repayment of a loan from Elron to RDC and 137,454 Ordinary Shares are pledged in favor of Rafael Armaments Development Authority Ltd. ("Rafael"), a 49.9% shareholder of RDC, to secure the repayment of a loan from Rafael to RDC. RDC shares the power to vote and dispose of these Ordinary Shares.

DEP may be deemed beneficial owner of, and to share the power to vote and dispose of, these 2,662,110 Ordinary Shares.

Elron owned directly 5,202,404 Ordinary Shares, or approximately 18.1% of the outstanding Ordinary Shares. Elron shares the power to vote and dispose of these Ordinary Shares, and may also be deemed to share the power to vote and dispose of the 2,662,110 Ordinary Shares owned by RDC. Also, by reason of a voting agreement between Elron and DIC dated September 29, 2003, as described in Item 6 of Amendment No. 1 to the Statement, Elron shares the power to vote 4,581,863 Ordinary Shares owned by DIC. As a result of the foregoing, Elron may be deemed beneficial owner of a total of 12,446,377 Ordinary Shares, constituting approximately 43.4% of the outstanding Ordinary Shares.

DIC owned directly 4,581,863 Ordinary Shares, or approximately 16% of the outstanding Ordinary Shares. DIC shares the power to vote and dispose of these Ordinary Shares, and may also be deemed to share the power to vote and dispose of the 7,864,514 Ordinary Shares owned by RDC and Elron, or a total of 12,446,377 Ordinary Shares, constituting approximately 43.4% of the outstanding Ordinary Shares.

IDB Development may be deemed to be the beneficial owner, and to share the power to vote and dispose, of (i) the aggregate of 12,446,377 Ordinary Shares held by RDC, Elron, and DIC and (ii) 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. As a result, IDB Development may be deemed to be the beneficial owner, and to share the power to vote and dispose, of a total of 12,449,477 Ordinary Shares, constituting approximately 43.4% of the outstanding Ordinary Shares.


                              Page 13 of 36 pages

IDB Holding and the Reporting Persons who are natural persons may each be deemed beneficial owner, and to share the power to vote and dispose, of an aggregate of 12,449,477 Ordinary Shares held by RDC, Elron, DIC and subsidiaries of CIEH for their own account, or approximately 43.4% of the outstanding Ordinary Shares.

As of March 31, 2007 there were 28,694,666 outstanding Ordinary Shares as published by the Issuer under a Form 6-K on May 8, 2007. The percentages of the outstanding Ordinary Shares set forth above are based on this number.

Information provided to the Reporting Persons indicates that the executive officers and directors of IDB Holding, IDB Development, DIC, Elron, DEP and RDC owned as of May 14, 2007 an aggregate of 22,878 Ordinary Shares (including 20,000 Ordinary Shares that may be acquired pursuant to options that are exercisable within 60 days of May 14, 2007 to purchase such shares from the Issuer).

From May 10 through May 21, 2007, each of Elron and DIC purchased an aggregate of 579,701 Ordinary Shares in open market transactions on the NASDAQ National Market System as set forth in Schedule G attached hereto and incorporated herein by reference. Elron and DIC purchased the identical number of Ordinary Shares, at the same price, in each transaction, for a total of 1,159,402 Ordinary Shares.

Except as aforesaid, none of the Reporting Persons purchased or sold any Ordinary Shares since March 14, 2007

Information provided to the Reporting Persons indicates that none of the executive officers and directors of IDB Holding, IDB Development, DIC, Elron, DEP and RDC purchased or sold any Ordinary Shares during the 60 days ending on May 14, 2007.

SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this Amendment is true, complete and correct.

Date: May 22, 2007       RDC RAFAEL DEVELOPMENT CORPORATION LTD.
                         DEP TECHNOLOGY HOLDINGS LTD.
                         ELRON ELECTRONIC INDUSTRIES LTD.
                         DISCOUNT INVESTMENT CORPORATION LTD.
                         IDB DEVELOPMENT CORPORATION LTD.
                         IDB HOLDING CORPORATION LTD.
                         NOCHI DANKNER
                         SHELLY BERGMAN
                         RUTH MANOR
                         AVRAHAM LIVNAT

                         BY: DISCOUNT INVESTMENT CORPORATION LTD.

                                        (signed)
                         BY: ______________________________
                         Michel Dahan and Kurt Keren, authorized signatories
                         of Discount Investment Corporation Ltd., for itself
                         and on behalf of RDC Rafael Development Corporation Ltd., DEP Technology Holdings Ltd., Elron Electronic Industries Ltd., IDB Development Corporation Ltd.,
                         IDB Holding Corporation Ltd., Nochi Dankner,
                         Shelly Bergman, Ruth Manor and Avraham Livnat, pursuant to agreements annexed as Exhibits 2 through 10 to Amendment No. 5 to the Statement.


                              Page 14 of 36 pages

                                                                      Schedule A

                        Directors and Executive Officers

                                       of

                     RDC RAFAEL DEVELOPMENT CORPORATION LTD.

                              (as of May 14, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                           POSITION             CURRENT PRINCIPAL OCCUPATION
--------------                           --------             ----------------------------
Arie Mietkavich                          Chairman of the      Chairman of the Board of Directors of Elron;
3 Azrieli Center, The Triangular Tower   Board of Directors   Deputy Chairman of Gazit Globe Ltd and
42nd floor, Tel-Aviv 67023, Israel                            Chairman of Gazit Globe Israel (Development) Ltd.

Raanan Cohen                             Director             Vice President of Discount Investment Corporation Ltd.;
3 Azrieli Center, The Triangular Tower                        Chief Executive Officer of Koor Industries Ltd.
44th floor, Tel-Aviv 67023, Israel

Avishai Friedman                         Director             Chief Executive Officer Of RDC
Yoqneam Industrial Park, Building 7,
Yoqneam, Israel

David Vaish                              Director             Vice President for Finance & Chief Financial Officer
Rafael, Haifa, Israel                                         of Rafael Armament Development Authority Ltd.

Yedidya Yaari                            Director             President & Chief Executive Officer of Rafael
Rafael, Haifa, Israel                                         Armament Development Authority Ltd.

Doron Birger (1)                         Director             President & Chief Executive Officer of
3 Azrieli Center, The Triangular Tower                        Elron Electronic Industries Ltd.
42nd floor, Tel-Aviv 67023, Israel

Rinat Remler                             Director             Vice President, Chief Financial Officer of
3 Azrieli Center, The Triangular Tower                        Elron Electronic Industries Ltd.
42nd floor, Tel-Aviv 67023, Israel

Yair Cohen                               Director             Vice President of Elron Electronic Industries Ltd.
3 Azrieli Center, The Triangular Tower
42nd floor, Tel-Aviv 67023, Israel

Luva Drori                               Director             Corporate Vice President business Development &
Rafael, Haifa, Israel                                         Marketing of Rafael Armament Development Authority Ltd.

Ofir Gomeh                               Chief Financial      Chief Financial Officer of RDC Rafael
Yoqneam Industrial Park, Building 7,     Officer              Development Corporation Ltd.
Yoqneam, Israel

(1) Mr. Doron Birger owned as of May 14, 2006, 2,878 Ordinary Shares. In addition, Mr. Birger holds options to purchase 14,000 Ordinary Shares, exercisable immediately at a price per share of $23.96, options to purchase 6000 Ordinary Shares exercisable from May 30, 2007 at a price per share of $17.78 and options to purchase 19,000 Ordinary Shares exercisable from the Issuer's next annual general meeting expected to take place towards the end of July 2007, at a price per share of $17.78. All these options were granted in respect of Mr. Birger's service as Chairman of the Issuer.


                              Page 15 of 36 pages

                                                                      Schedule B

                        Directors and Executive Officers

                                       of

                          DEP Technology Holdings Ltd.

                              (as of May 14, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                           POSITION                 CURRENT PRINCIPAL OCCUPATION
--------------                           --------                 ----------------------------
Doron Birger (1)                         Director                 President & Chief Executive Officer
3 Azrieli Center, The Triangular Tower                            of Elron Electronic Industries Ltd.
42nd floor, Tel-Aviv 67023, Israel

Rinat Remler                             Director                 Vice President, Chief Financial Officer
3 Azrieli Center, The Triangular Tower                            of Elron Electronic Industries Ltd.
42nd floor, Tel-Aviv 67023, Israel

Moshe Fourier                            Vice President & Chief   Vice President & Chief Technology Officer
3 Azrieli Center, The Triangular Tower   Technology Officer       of Elron Electronic Industries Ltd.
42nd floor, Tel-Aviv  67023, Israel

Paul Weinberg                            Director                 General Counsel & Corporate Secretary
3 Azrieli Center, The Triangular Tower                            of Elron Electronic Industries Ltd.
42nd floor, Tel-Aviv 67023, Israel

(1)  See note (1) in Schedule A.


                              Page 16 of 36 pages

                                                                      Schedule C

                        Directors and Executive Officers

                                       of

                        Elron Electronic Industries Ltd.

                              (as of May 14, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                               POSITION               CURRENT PRINCIPAL OCCUPATION
-------------                                --------               ----------------------------
Arie Mientkavich                             Chairman of the        Chairman of Elron; Deputy Chairman
3 Azrieli Center, The Triangular Tower,      Board of Directors     of Gazit Globe Ltd and Chairman of
42nd floor, Tel-Aviv 67023, Israel                                  Gazit Globe Israel (Development) Ltd

Ami Erel                                     Director               President & Chief Executive Officer of DIC;
3 Azrieli Center, The Triangular Tower,                             Chief Executive Officer of NetVision Ltd.
44th floor, Tel-Aviv 67023, Israel

Avraham Asheri                               Director               Director of companies
12 Yoshpe Street, Apt. 7,
Mevasseret Zion 90805, Israel

Prof. Yair Be'ery                            Director               Professor - Department of Electrical
6 Sweden Street,                                                    Engineering, Tel Aviv University.
Petah Tikva 49317, Israel

Yaacov Goldman                               External Director      Director of companies
39 Nachlieli Street,
Hod Hasharon 45355, Israel

Prof. Gabriel Barbash                        Director               Director General of the Tel Aviv
14 Zisman Street,                                                   Sourasky Medical Center.
Ramat Gan 52521, Israel

Nochi Dankner                                Director               Chairman and Chief Executive Officer of
3 Azrieli Center, The Triangular Tower,                             IDB Holding; Chairman of IDB Development,
44th floor, Tel-Aviv 67023, Israel                                  DIC and Clal Industries and Investments Ltd.;
                                                                    Director of companies.

Avi Fischer                                  Director               Executive Vice President of IDB Holding;
3 Azrieli Center, The Triangular Tower,                             Deputy Chairman of IDB Development;
45th floor, Tel-Aviv  67023, Israel                                 Co-Chief Executive Officer of Clal Industries
                                                                    and Investments Ltd.

Shay Livnat                                  Director               President of Zoe Holdings Ltd.
26 Shalva Street, Herzlia Pituach 46705,
Israel

Dori Manor (*)                               Director               Chief Executive Officer of
103 Kahnman Street, Bney Brak 51553, Israel                         companies in the motor vehicle sector
                                                                    of the David Lubinski Ltd. group.

Ari Bronshtein                               Director               Vice President of DIC
3 Azrieli Center, The Triangular Tower,
44th floor, Tel-Aviv 67023, Israel


                              Page 17 of 36 pages

Arie Ovadia                                  Director               Advisor and Director of companies
10 Harav Amiel Street,
Tel Aviv, 62223, Israel

Amos Shapira                                 Director               Chief Executive Officer of
10 Hagavish Street,                                                 Cellcom Israel Ltd.
Industrial Zone, Netanya
42140, Israel

Doron Birger (1)                             President and Chief    President and Chief Executive
3 Azrieli Center, The Triangular Tower,      Executive Officer      Officer of Elron.
42nd floor, Tel-Aviv 67023, Israel

Moshe Fourier                                Vice President         Vice President and Chief Technology
3 Azrieli Center, The Triangular Tower,      and Chief              Officer of Elron.
42nd floor, Tel-Aviv 67023, Israel           Technology Officer

Rinat Remler                                 Vice President, Chief  Vice President, Chief Financial
3 Azrieli Center, The Triangular Tower,      Financial Officer      Officer of Elron.
42nd floor, Tel-Aviv 67023, Israel

Assaf Topaz                                  Vice President         Vice President of Elron.
3 Azrieli Center, The Triangular Tower,
42nd floor, Tel-Aviv 67023, Israel

Yair Cohen                                   Vice President         Vice President of Elron
3 Azrieli Center, The Triangular Tower,
42nd floor, Tel-Aviv 67023, Israel

(*)  Dual citizen of Israel and France.

(1)  See note (1) in Schedule A


                              Page 18 of 36 pages

                                                                      Schedule D

                        Directors and Executive Officers

                                       of

                      Discount Investment Corporation Ltd.

                              (as of May 14, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                                  POSITION              CURRENT PRINCIPAL OCCUPATION
--------------                                  --------              ----------------------------
Nochi Dankner                                   Chairman of the       Chairman and Chief Executive Officer of IDB
3 Azrieli Center, The Triangular Tower, 44th    Board of Directors    Holding; Chairman of IDB Development, DIC and
floor, Tel-Aviv 67023, Israel                                         Clal Industries and Investments Ltd.; Director of
                                                                      companies.

Zehava Dankner                                  Director              Member of the executive committee of the
64 Pinkas Street, Tel Aviv 62157, Israel                              Beautiful Israel Council.

Zvi Livnat                                      Director              Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th                          Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                                         Officer of Clal Industries and Investments Ltd.

Avi Fischer                                     Director              Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th                          Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                                         Officer of Clal Industries and Investments Ltd.

Refael Bisker                                   Director              Chairman of Property and Building Corporation Ltd.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Jacob Schimmel                                  Director              Director of UKI Investments.
17 High field Gardens, London NW11
9HD, United Kingdom

Shaul Ben-Zeev                                  Director              Chief Executive Officer of Avraham Livnat Ltd.
Taavura Junction, Ramle 72102, Israel

Eliahu Cohen                                    Director              Chief Executive Officer of IDB Development.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Gideon Lahav                                    Director              Director of companies.
124 Ehad Ha-Am Street, Tel-Aviv 65208, Israel

Moshe Arad                                      External Director     Director of companies.
14 Shay Agnon Street, Jerusalem 92586, Israel

Gideon Dover                                    External Director     Chief Executive Officer and director of Dover
11 Hamaalot Street, Herzlia B 46583, Israel                           Medical and Scientific Equipment Ltd.


                              Page 19 of 36 pages

Prof. Niv Ahituv                                External Director     Professor at the Faculty of Management in the
33 Drezner Street, Tel Aviv 69496, Israel.                            Tel Aviv University.

Isaac Manor (*)                                 Director              Chairman of companies in the motor vehicle
103 Kahnman Street, Bney Brak 51553, Israel                           sector of the David Lubinski Ltd. group.

Dori Manor (*)                                  Director              Chief Executive Officer of companies in the motor
103 Kahnman Street, Bney Brak 51553, Israel                           vehicle sector of the David Lubinski Ltd. group.

Adiel Rosenfeld                                 Director              Representative in Israel of the Aktiva group.
42 Ha'Alon Street, Timrat 23840, Israel

Ami Erel                                        President and Chief   President and Chief Executive Officer of DIC;
3 Azrieli Center, The Triangular Tower, 44th    Executive Officer     Chief Executive Officer of NetVision Ltd.
floor, Tel-Aviv 67023, Israel

Oren Lieder                                     Senior Vice           Senior Vice President and Chief Financial Officer
3 Azrieli Center, The Triangular Tower, 44th    President and Chief   of DIC.
floor, Tel-Aviv 67023, Israel                   Financial Officer

Raanan Cohen                                    Vice President        Vice President of DIC;
3 Azrieli Center, The Triangular Tower, 44th                          Chief Executive Officer of Koor Industries Ltd.
floor, Tel-Aviv 67023, Israel

Ari Bronshtein                                  Vice President        Vice President of DIC.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Michel Dahan                                    Vice President and    Vice President and Comptroller of DIC.
3 Azrieli Center, The Triangular Tower,         Comptroller
44th floor, Tel-Aviv 67023, Israel

(*)  Dual citizen of Israel and France


                              Page 20 of 36 pages

                                                                      Schedule E

                        Directors and Executive Officers

                                       of

                        IDB Development Corporation Ltd.

                              (as of May 14, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                                  POSITION              CURRENT PRINCIPAL OCCUPATION
--------------                                  --------              ----------------------------
Nochi Dankner                                   Chairman of the       Chairman and Chief Executive Officer of IDB
3 Azrieli Center, The Triangular Tower, 44th    Board of Directors    Holding; Chairman of IDB Development, DIC and
floor, Tel-Aviv 67023, Israel                                         Clal Industries and Investments Ltd.; Director of
                                                                      companies.

Zehava Dankner                                  Director              Member of the executive committee of the
64 Pinkas Street, Tel Aviv 62157, Israel                              Beautiful Israel Council.

Avi Fischer                                     Deputy Chairman of    Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th    the Board of          Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                   Directors             Officer of Clal Industries and Investments Ltd.

Zvi Livnat                                      Deputy Chairman of    Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th    the Board of          Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                   Directors             Officer of Clal Industries and Investments Ltd.

Refael Bisker                                   Director              Chairman of Property and Building Corporation Ltd.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Jacob Schimmel                                  Director              Director of UKI Investments.
17 High field Gardens, London W11
9HD, United Kingdom

Shay Livnat                                     Director              President of Zoe Holdings Ltd.
3 Azrieli Center, The Triangular Tower,
45th floor, Tel-Aviv 67023, Israel

Eliahu Cohen                                    Director and Chief    Chief Executive Officer of IDB Development.
3 Azrieli Center, The Triangular Tower 44th     Executive Officer
floor, Tel-Aviv 67023, Israel

Isaac Manor (*)                                 Director              Chairman of companies in the motor vehicle sector
103 Kahnman Street, Bney Brak 51553, Israel                           of the David Lubinski Ltd. group.

Dori Manor (*)                                  Director              Chief Executive Officer of companies in the motor
103 Kahnman Street, Bney Brak 51553, Israel                           vehicle sector of the David Lubinski Ltd. group.

Abraham Ben Joseph                              Director              Director of companies.
87 Haim Levanon Street, Tel-Aviv 69345, Israel


                              Page 21 of 36 pages

Amos Malka                                      External Director     Director of companies.
18 Nahal Soreq Street, Modi'in 71700, Israel

Dr. Yoram Margaliyot                            External Director     Senior Lecturer (expert on tax laws) at the Faculty
16 Ha'efroni Street, Raanana 43724, Israel                            of Law in the Tel Aviv University

Irit Izakson                                    Director              Director of companies.
15 Great Matityahou Cohen Street,
Tel-Aviv 62268, Israel

Lior Hannes                                     Senior Executive      Senior Executive Vice President of IDB
3 Azrieli Center, The Triangular Tower, 44th    Vice President        Development; Chief Executive Officer of
floor, Tel-Aviv 67023, Israel                                         IDB Investments (UK) Ltd.

Dr. Eyal Solganik                               Executive Vice        Executive Vice President and Chief Financial
3 Azrieli Center, The Triangular Tower, 44th    President and Chief   Officer of IDB Development; Chief Financial
floor, Tel-Aviv 67023, Israel                   Financial Officer     Officer of IDB Holding.

Ari Raved                                       Vice President        Vice President of IDB Development.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Haim Gavrieli                                   Executive Vice        Executive Vice President of IDB Development.
3 Azrieli Center, The Triangular Tower, 44th    President
floor, Tel-Aviv 67023, Israel

Haim Tabouch                                    Vice President and    Vice President and Comptroller of IDB
3 Azrieli Center, The Triangular Tower, 44th    Comptroller           Development; Comptroller of IDB Holding.
floor, Tel-Aviv 67023, Israel

(*)  Dual citizen of Israel and France.


                              Page 22 of 36 pages

                                                                      Schedule F

                        Directors and Executive Officers

                                       of

                          IDB Holding Corporation Ltd.

                              (as of May 14, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                                POSITION                    CURRENT PRINCIPAL OCCUPATION
-------------                                 --------                    ----------------------------
Nochi Dankner                                 Chairman of the Board of    Chairman and Chief Executive Officer of
3 Azrieli Center, The Triangular Tower,       Directors and Chief         IDB Holding; Chairman of IDB Development,
44th floor, Tel-Aviv 67023, Israel            Executive Officer           DIC and Clal Industries and Investments Ltd.;
                                                                          Director of companies.

Isaac Manor (*)                               Deputy Chairman of the      Chairman of companies in the motor vehicle
103 Kahnman Street, Bney Brak 51553, Israel   Board of Directors          sector of the David Lubinski Ltd. group.

Arie Mientkavich                              Vice Chairman of the Board  Chairman of Elron; Vice Chairman of
14 Betzalel Street,                           of Directors                IDB Holding; Chairman of Clal Tourism Ltd.
Jerusalem 94591, Israel

Zehava Dankner                                Director                    Member of the executive committee of the
64 Pinkas Street, Tel Aviv 62157, Israel                                  Beautiful Israel Council.

Lior Hannes                                   Director                    Executive Vice President of IDB Development;
3 Azrieli Center, The Triangular Tower,                                   Chief Executive Officer of IDB Investments (UK) Ltd.
44th floor, Tel-Aviv 67023, Israel

Refael Bisker                                 Director                    Chairman of Property and Building Corporation Ltd.
3 Azrieli Center, The Triangular Tower,
44th floor, Tel-Aviv 67023, Israel

Jacob Schimmel                                Director                    Director of UKI Investments.
17 High field Gardens, London NW11 9HD,
United Kingdom

Shaul Ben-Zeev                                Director                    Chief Executive Officer of Avraham Livnat Ltd.
Taavura Junction, Ramle 72102, Israel

Eliahu Cohen                                  Director                    Chief Executive Officer of IDB Development.
3 Azrieli Center, The Triangular Tower,
44th floor, Tel-Aviv 67023, Israel

Dori Manor (*)                                Director                    Chief Executive Officer of companies in the
103 Kahnman Street, Bney Brak 51553, Israel                               motor vehicle sector of the David Lubinski Ltd. group.

Meir Rosenne                                  Director                    Attorney.
8 Oppenheimer Street, Tel Aviv 69395, Israel

Shmuel Lachman                                External Director           Information technology consultant
9A Khilat Jatomir Street,
Tel Aviv 69405, Israel


                              Page 23 of 36 pages

Zvi Dvoresky                                  External Director           Chief Executive Officer of Beit Kranot Trust Ltd.
12 Harofeh Street, Ahuza, Haifa 34366,
Israel

Zvi Livnat                                    Director and                Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th  Executive Vice              Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                 President                   Officer of Clal Industries and Investments Ltd.

Avi Fischer                                   Executive Vice              Executive Vice President of IDB Holding;
3 Azrieli Center, The Triangular Tower,       President                   Deputy Chairman of IDB Development;
45th floor, Tel-Aviv 67023, Israel                                        Co-Chief Executive Officer of Clal Industries
                                                                          and Investments Ltd.

Dr. Eyal Solganik                             Chief Financial             Chief Financial Officer of IDB Holding; Executive
3 Azrieli Center, The Triangular Tower, 44th  Officer                     Vice President and Chief Financial Officer of IDB
floor, Tel-Aviv 67023, Israel                                             Development.

Haim Tabouch                                  Comptroller                 Comptroller of IDB Holding; Vice President and
3 Azrieli Center, The Triangular Tower,                                   Comptroller of IDB Development.
44th floor, Tel-Aviv 67023, Israel

(*)  Dual citizen of Israel and France.


                              Page 24 of 36 pages

                                                                      Schedule G

 PURCHASES OF ORDINARY SHARES BY ELRON AND DIC FROM MAY 10 THROUGH MAY 21, 2007

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                            5                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          200                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          200                 25.03
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25.02
------------------------------    -----------------------  --------------------
          10/05/2007                          400                 25.02
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          10/05/2007                         2280                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          10/05/2007                         4600                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          200                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          900                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          10/05/2007                         1200                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          10/05/2007                          400                 24.99
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.98
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.98
------------------------------    -----------------------  --------------------
          10/05/2007                          400                 24.97
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.96
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.96
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.94
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.94
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.94
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          10/05/2007                          300                 24.92
------------------------------    -----------------------  --------------------
          10/05/2007                          300                 24.91
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.81
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------


                              Page 25 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.81
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          600                 24.82
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.81
------------------------------    -----------------------  --------------------
          10/05/2007                          300                 24.81
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                           16                 24.7
------------------------------    -----------------------  --------------------
          10/05/2007                          200                 24.7
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          973                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                         2300                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          250                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          177                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          700                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.88
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.88
------------------------------    -----------------------  --------------------
          10/05/2007                           80                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          10/05/2007                         4200                 24.9
------------------------------    -----------------------  --------------------
          10/05/2007                          500                 24.9
------------------------------    -----------------------  --------------------
          10/05/2007                          119                 24.89
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          10/05/2007                          300                 24.94
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.92
------------------------------    -----------------------  --------------------
          10/05/2007                          300                 24.9
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          10/05/2007                          300                 24.88
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          400                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          300                 24.85
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.82
------------------------------    -----------------------  --------------------
          10/05/2007                          300                 24.82
------------------------------    -----------------------  --------------------


                              Page 26 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          10/05/2007                          100                 24.8
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          400                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          600                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          101                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          400                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          400                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.88
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.88
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.88
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          500                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          600                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          700                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.82
------------------------------    -----------------------  --------------------
          11/05/2007                           99                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------


                              Page 27 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          11/05/2007                          300                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                         2100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                         1900                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          500                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.88
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          400                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                         2000                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          500                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                         1500                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          500                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                         2500                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          500                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          900                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          400                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------


                              Page 28 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          11/05/2007                          200                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          202                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                           41                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.93
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.92
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.93
------------------------------    -----------------------  --------------------
          11/05/2007                          400                 24.93
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------


                              Page 29 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                           98                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          400                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                            1                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.93
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------


                              Page 30 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          11/05/2007                          200                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          400                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.98
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.96
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.96
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.94
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.93
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.93
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.91
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.98
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.93
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          300                 24.92
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.92
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.82
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          500                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.89
------------------------------    -----------------------  --------------------
          11/05/2007                          500                 24.88
------------------------------    -----------------------  --------------------


                              Page 31 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          11/05/2007                          100                 24.88
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.88
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.88
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          170                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.84
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          900                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.83
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.86
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          900                 24.85
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 24.87
------------------------------    -----------------------  --------------------
          11/05/2007                           95                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.96
------------------------------    -----------------------  --------------------
          11/05/2007                          150                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          700                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.98
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.95
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.98
------------------------------    -----------------------  --------------------
          11/05/2007                           50                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 25
------------------------------    -----------------------  --------------------


                              Page 32 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          11/05/2007                          300                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          988                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.9
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                            5                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          200                 25
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          11/05/2007                          100                 24.99
------------------------------    -----------------------  --------------------
          14/05/2007                      113,000                 25.23
------------------------------    -----------------------  --------------------
          14/05/2007                      250,000                 25.27
------------------------------    -----------------------  --------------------
          14/05/2007                        1,000                 25.23
------------------------------    -----------------------  --------------------
          14/05/2007                      193,900                 25.25
------------------------------    -----------------------  --------------------
          14/05/2007                          200                 25.65
------------------------------    -----------------------  --------------------
          14/05/2007                        4,700                 25.65
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.65
------------------------------    -----------------------  --------------------
          14/05/2007                          500                 25.47
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.47
------------------------------    -----------------------  --------------------
          14/05/2007                          226                 25.50
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                          600                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                          500                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.50
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.50
------------------------------    -----------------------  --------------------
          14/05/2007                          300                 25.50
------------------------------    -----------------------  --------------------
          14/05/2007                          500                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                          274                 25.50
------------------------------    -----------------------  --------------------
          14/05/2007                          600                 25.47
------------------------------    -----------------------  --------------------
          14/05/2007                          300                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                          400                 25.50
------------------------------    -----------------------  --------------------
          14/05/2007                          400                 25.50
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                          330                 25.48
------------------------------    -----------------------  --------------------
          14/07/2007                          200                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                        1,170                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                          300                 25.48
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.54
------------------------------    -----------------------  --------------------
          14/05/2007                          900                 25.55
------------------------------    -----------------------  --------------------
          14/05/2007                        1,100                 25.55
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.54
------------------------------    -----------------------  --------------------
          14/05/2007                        2,800                 25.50
------------------------------    -----------------------  --------------------
          14/05/2007                        2,500                 25.55
------------------------------    -----------------------  --------------------
          14/05/2007                        1,700                 25.55
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.55
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.55
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.55
------------------------------    -----------------------  --------------------
          14/05/2007                          100                 25.55
------------------------------    -----------------------  --------------------
          14/05/2007                          400                 25.55
------------------------------    -----------------------  --------------------
          17/05/2007                      100,000                 26.89
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------


                              Page 33 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           17                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          300                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          200                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          300                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           10                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           10                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           90                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           90                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------


                              Page 34 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          21/05/2007                          500                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           18                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           18                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           82                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          300                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           18                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           82                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           67                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           47                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           53                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           80                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           80                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           20                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           80                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           20                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                           20                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------


                               Page 35 of 36 pages

                                                             PRICE PER SHARE
             DATE                  NO. OF ORDINARY SHARES      IN US DOLLARS
------------------------------    -----------------------  --------------------

          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          100                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                      364,800                 26.5
------------------------------    -----------------------  --------------------
          21/05/2007                          200                 26.5
------------------------------    -----------------------  --------------------


                              Page 36 of 36 pages